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                                                                     EXHIBIT 8.1

                           FORM OF BRYAN CAVE OPINION

                                                                           DRAFT

                                     , 1996

Board of Directors
Interim Services Inc.
2050 Spectrum Boulevard
Ft. Lauderdale, Florida 33309

Board of Directors
Brandon Systems Corporation
9 Polito Avenue, Ninth Floor
Lyndhurst, New Jersey 07071

Dear Board of Directors:

    This opinion is delivered in our capacity as counsel to Interim Services Inc., a Delaware corporation ("Interim Services"), pursuant to Section 6.1(d) of the Agreement and Plan of Merger dated February 27, 1996 (the "Merger Agreement") by and among Interim Services, Brandon Systems Corporation, a Delaware corporation ("Brandon"), and Delco Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Interim Services ("Merger Sub"), and in connection with the filing of the Registration Statement on Form S-4 (the "Registration Statement") filed as Joint Proxy Statement/Prospectus with the
Securities  and Exchange Commission on April   , 1996 (No.        ). Capitalized
terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

    In rendering this opinion, we have reviewed copies of the Merger Agreement, the Registration Statement, and such other documents as we have deemed necessary or relevant for purposes of this opinion. In addition to these documents, we have relied on the written representations of Interim Services and Brandon as to certain factual matters.

    In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and completeness of all documents made available to us and (vi) the accuracy as to the facts of all representations, warranties and written statements. We have also assumed, without investigation, that all documents, warranties and covenants relating to the Merger on which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

                                    OPINION

    Based upon the foregoing, and assuming the Merger is consummated in accordance with the Merger Agreement, and subject to the conditions and limitations contained herein, we are of the opinion that: (1) the Merger, when consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, will constitute a reorganization within the
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meaning  of Sections 368(a)(1)(A) and 368(a)(2)(E)  of the Internal Revenue Code
of 1986, as amended (the "Code")(1); and (2) the federal income tax consequences to the parties, as set forth in the Registration Statement and as set forth more fully below, are true and complete in all material respects.

    A reorganization qualifying under Sections 368(a)(1)(A) and 368(a)(2)(E) will result in the following federal income tax consequences:

    1. No gain or loss will be recognized by Brandon or Merger Sub as a result of the Merger.

    2. No gain or loss will be recognized by Interim Services upon the exchange of Interim Common Stock for Brandon Common Stock pursuant to the Merger.

    3. No gain or loss will be recognized by a Brandon stockholder upon exchange of Brandon Common Stock for Interim Common Stock pursuant to the Merger.

    4. The basis of the Interim Common Stock received by a Brandon stockholder pursuant to the Merger (including any fractional share) will be the same as the basis of the Brandon Common Stock surrendered in exchange therefor; and, provided that such Brandon Common Stock is held as a capital asset at the Effective Time, the holding period of such Interim Common Stock (including any fractional share) will include the period during which such Brandon Common Stock was held.

    5. A Brandon stockholder who receives cash in lieu of a fractional share will recognize gain or loss as if he had received such fractional share and sold it for cash at the Effective Time.

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    The foregoing  opinions reflect  our best  professional judgment  as to  the correct federal income tax treatment, under current law, of those aspects of the proposed transactions to which the opinions relate. We note that our opinion is based upon our review of the documents described above, the statements and representations referred to above, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof, currently in effect. Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or representations on which we have relied, may effect the continuing validity of our opinion.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal
Matters" in the proxy statement/prospectus filed as a part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Merger. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

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(1)    All  section references  are to  the Internal  Revenue Code  of 1986,  as amended, unless otherwise indicated.